Exhibit 99

NEWS RELEASE	CONTACT:	Bradley Krehbiel
President and Chief Executive Officer
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES THIRD QUARTER RESULTS

Third Quarter Summary

●	Net income of $1.5 million compared to net income of $6.0 million in third quarter of 2013
●	Diluted earnings per share of $0.25 compared to diluted earnings per share of $1.27 in third quarter of 2013
●	Provision for loan losses of ($1.0) million, up $3.3 million from third quarter of 2013
●	Income tax expense of $1.1 million, up $0.9 million from third quarter of 2013
●	Net interest income of $4.8 million, down $0.5 million from third quarter of 2013
●	Non-performing assets of $13.8 million, down $2.0 million from second quarter of 2014

Year to Date Summary

●	Net income of $5.7 million compared to net income of $8.6 million in first nine months of 2013
●	Diluted earnings per share of $0.93 compared to diluted earnings per share of $1.65 in first nine months of 2013
●	Provision for loan losses of ($4.8) million, up $0.1 million from first nine months of 2013
●	Income tax expense of $3.7 million, up $3.5 million from third quarter of 2013
●	Non-performing assets of $13.8 million, down $10.6 million from December 31, 2013
●	Total assets decreased $54 million from December 31, 2013

	Three Months Ended		Nine Months Ended
Net Income Summary (unaudited)	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2014	2013	2014	2013
Net income	$1,538	6,034	$5,700	8,574
Net income available to common stockholders	1,178	5,511	4,283	7,028
Diluted earnings per share	0.25	1.27	0.93	1.65
Return on average assets	1.01	4.44%	1.24	1.96%
Return on average equity	7.89	38.17%	9.24	18.55%
Book value per common share	$14.45	9.47	$14.45	9.47

ROCHESTER, MINNESOTA, October 20, 2014 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $594 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.5 million for the third quarter of 2014, a decrease of $4.5 million compared to net income of $6.0 million for the third quarter of 2013. Net income available to common shareholders was $1.2 million for the third quarter of 2014, a decrease of $4.3 million from the net income available to common shareholders of $5.5 million for the third quarter of 2013. Diluted earnings per common share for the third quarter of 2014 was $0.25, a decrease of $1.02 from the diluted earnings per common share of $1.27 for the third quarter of 2013. The decrease in net income for the third quarter of 2014 is due primarily to a $3.3 million increase in the provision for loan losses between the periods. The increase in the provision was primarily because there were fewer positive changes in the values of the underlying collateral supporting commercial real estate loans in the third quarter of 2014 when compared to the same period of 2013. The smaller increases in the market values of the properties resulted in a smaller recapture of established allowances in the third quarter of 2014 when compared to the same period of 2013. Income tax expense increased $0.9 million between the periods due to the recapture of the deferred tax asset valuation reserve in the fourth quarter of 2013, which resulted in regular income tax expense being recorded in the third quarter of 2014. Net interest income decreased $0.5 million due primarily to a change in the mix of assets between the periods. The gain on sale of real estate owned decreased $0.2 million due to the decreased amount of real estate sold between the periods. These decreases in net income were partially offset by a $0.4 million increase in gain on sales of loans due primarily to the increase in the gains recognized on the sale of commercial government guaranteed loans between the periods.

President’s Statement

“We are pleased to report the positive net operating results and the continued decrease in our non-performing assets in the third quarter of 2014,” said Bradley Krehbiel, President of HMN. “We continue to focus our efforts on improving the credit quality of our loan portfolio and reducing non-performing assets in the most cost effective manner while at the same time improving our core operating results. We are encouraged by the improving trends in both areas and will continue to work on improving them further in the future.”

Third Quarter Results

Net Interest Income

Net interest income was $4.8 million for the third quarter of 2014, a decrease of $0.5 million, or 9.2%, compared to $5.3 million for the third quarter of 2013. Interest income was $5.1 million for the third quarter of 2014, a decrease of $0.6 million, or 10.4%, from $5.7 million for the same period of 2013. Interest income decreased between the periods primarily because of a change in the mix of average interest-earning assets held and also because of a decrease in the average yields earned between the periods. While the average interest-earning assets increased $64.0 million between the periods, the average interest-earning assets held in lower yielding cash and investments increased $100.9 million and the amount of average interest-earning assets held in higher yielding loans decreased $36.9 million between the periods. The decrease in the average outstanding loans between the periods was primarily the result of a decrease in the commercial loan portfolio, which occurred primarily because of loan prepayments and non-renewals as a result of the Company’s focus on improving credit quality, decreasing loan concentration, and managing net interest margin. The average yield earned on interest-earning assets was 3.51% for the third quarter of 2014, a decrease of 90 basis points from 4.41% for the third quarter of 2013. The decrease in average yield is due to the change in the mix of assets held and the continued low short-term interest rate environment that existed during the third quarter of 2014.

Interest expense was $0.3 million for the third quarter of 2014, a decrease of $0.1 million, or 26.5%, compared to $0.4 million for the third quarter of 2013. Interest expense decreased primarily because of the change in the mix of the average interest-bearing liabilities held between the periods and also because of a decrease in the average rate. While the average interest-bearing liabilities increased $56.1 million between the periods, the amount held in higher rate borrowings and certificates of deposits decreased $32.9 million and the amount of interest-bearing liabilities held in other lower rate deposit accounts increased $89.0 million between the periods. The decrease in borrowings and certificates of deposits between the periods was the result of using the proceeds from loan principal payments to fund matured borrowings and certificates of deposits. The decreased average rates paid were the result of the change in the mix of liabilities held and the low interest rate environment that continued to exist during the third quarter of 2014. The average interest rate paid on interest-bearing liabilities was 0.23% for the third quarter of 2014, a decrease of 11 basis points from the 0.34% average interest rate paid in the third quarter of 2013. Net interest margin (net interest income divided by average interest earning assets) for the third quarter of 2014 was 3.31%, a decrease of 79 basis points, compared to 4.10% for the third quarter of 2013.

Provision for Loan Losses

The provision for loan losses was ($1.0) million for the third quarter of 2014, an increase of $3.3 million, compared to ($4.3) million for the third quarter of 2013. The provision for loan losses increased primarily because there were fewer positive changes in the values of the underlying collateral supporting commercial real estate loans in the third quarter of 2014 when compared to the same period of 2013. The smaller increases in the market values of the properties resulted in a smaller recapture of established allowances in the third quarter of 2014 when compared to the same period of 2013. The provision also increased between the periods because of changes in the reserve percentages on certain risk classifications as a result of an internal analysis of the loan portfolio. Total non-performing assets were $13.8 million at September 30, 2014, a decrease of $2.0 million, or 12.2%, from $15.8 million at June 30, 2014. Non-performing loans decreased $1.9 million and foreclosed and repossessed assets decreased $0.1 million during the third quarter of 2014. The non-performing loan and foreclosed and repossessed asset activity for the quarter was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
June 30, 2014	$12,291	June 30, 2014	$3,476
Classified as non-performing	862	Other foreclosures/repossessions	0
Charge offs	(70)	Real estate sold	(134)
Principal payments received	(2,057)	Net gain on sale of assets	86
Classified as accruing	(601)	Write downs	(14)
Transferred to real estate owned	(31)	Transferred from non-performing loans	31
September 30, 2014	$10,394	September 30, 2014	$3,445

The decrease in non-performing loans during the third quarter of 2014 relates primarily to principal payments received and loans being classified as accruing during the period. Of the $2.1 million in principal payments received, $0.6 million related to the payoff of a non-performing one-to-four family loan that was refinanced with another financial institution, $0.6 million related to the payoff of three construction loans as a result of home sales, and $0.5 million related to the payoff of a non-performing commercial loan.

A reconciliation of the Company’s allowance for loan losses for the quarters ended September 30, 2014 and 2013 is summarized as follows:

	Three months ended September 30,
(Dollars in thousands)	2014	2013
Balance at June 30,	$8,696	$20,359
Provision	(989)	(4,330)
Charge offs:
Consumer	(15)	(374)
Commercial business	(55)	(2)
Commercial real estate	0	(50)
Total charge offs	(70)	(426)
Recoveries	286	902
Balance at September 30,	$7,923	$16,505

General allowance	$6,651	$9,953
Specific allowance	1,272	6,552
	$7,923	$16,505

The following table summarizes the amounts and categories of non-performing assets (non-accrual loans and foreclosed and repossessed assets) in the Bank’s portfolio and loan delinquency information as of the two most recently completed quarters and December 31, 2013.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2014	2014	2013
Non-Performing Loans:
One-to-four family real estate	$984	$2,056	$1,602
Commercial real estate	8,730	8,803	14,549
Consumer	533	707	737
Commercial business	147	725	608
Total	10,394	12,291	17,496

Foreclosed and Repossessed Assets:
One-to-four family real estate	134	111	0
Commercial real estate	3,311	3,365	6,898
Total non-performing assets	$13,839	$15,767	$24,394
Total as a percentage of total assets	2.33%	2.59%	3.76%
Total non-performing loans	$10,394	$12,291	$17,496
Total as a percentage of total loans receivable, net	2.84%	3.34%	4.55%
Allowance for loan losses to non-performing loans	76.23%	70.75%	65.17%

Delinquency Data:
Delinquencies (1)
30+ days	$2,334	$1,635	$6,370
90+ days(2)	0	0	0
Delinquencies as a percentage of
Loan and lease portfolio (1)
30+ days	0.62%	0.43%	1.33%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

(2) Loans delinquent for 90 days and over are generally non-accruing and are included in the Company’s non-performing asset total unless they are well secured and in the process of collection.

The following table summarizes the number of lending relationships and types of commercial real estate loans that were non-performing as of the end of the two most recently completed quarters and December 31, 2013.

(Dollars in thousands) Property Type	# of relationships	Principal Amount of Loans at September 30, 2014	# of relationships	Principal Amount of Loans at June 30, 2014	# of relationships	Principal Amount of Loans at December 31, 2013
Developments/land	3	$8,730	3	$8,803	9	$14,549

The decrease in the non-performing commercial real estate loans from June 30, 2014 is due primarily to principal payments received on construction and development loans during the quarter as a result of various building lot sales.

Non-Interest Income and Expense

Non-interest income was $2.2 million for the third quarter of 2014, an increase of $0.4 million, or 20.4%, from $1.8 million for the same period of 2013. Gain on sales of loans increased $0.4 million primarily because of an increase in the gains recognized on the sale of commercial government guaranteed loans between the periods due to an increase in originations of these types of loans in the third quarter of 2014 when compared to the same period of 2013.

Non-interest expense was $5.4 million for the third quarter of 2014, an increase of $0.1 million, or 2.6%, from $5.3 million for the same period of 2013. The gain on real estate owned decreased $0.2 million primarily because of a decrease in the gains recognized on the properties sold. Compensation and benefits expense increased $0.2 million primarily because of an increase in pension benefit plan costs and employee incentives. These increases in non-interest expense were partially offset between the periods by a $0.1 million decrease in deposit insurance costs due to a decrease in insurance rates between the periods. Data processing costs decreased $0.1 million due to a decrease in hardware and software depreciation expense. Other non-interest income decreased $0.1 million between the periods primarily because of a decrease in legal and other expenses related to non-performing assets.

Income tax expense was $1.1 million for the third quarter of 2014, an increase of $0.9 million, from $0.2 for the third quarter of 2013. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at September 30, 2013. Since the valuation reserve was established against the entire deferred tax asset balance, no regular income tax expense was recorded for the third quarter of 2013. The income tax expense that was recorded in the third quarter of 2013 related to alternative minimum tax amounts that were due since only a portion of the outstanding net operating loss carry forwards could be used to offset current income under the alternative minimum tax rules. In the fourth quarter of 2013, the valuation reserve against the deferred tax asset was eliminated and regular income tax expense of $1.1 million was recorded in the third quarter of 2014.

Net Income Available to Common Shareholders

Net income available to common shareholders was $1.2 million for the third quarter of 2014, a decrease of $4.3 million from the $5.5 million net income available to common shareholders in the third quarter of 2013. The net income available to common shareholders decreased primarily because of the decrease in net income between the periods.

On August 15, 2014 the Company paid a dividend of $22.50 per share on the Company’s Series A Fixed Rate Perpetual Preferred Stock (“Preferred Stock”). The Company did not pay any dividends on the Preferred Stock in the third quarter of 2013.

On October 9, 2014, the Company announced that its Board of Directors declared a dividend of $22.50 per share on the Company’s outstanding Preferred Stock. The amount of the dividend represents all accrued and unpaid dividends on the Preferred Stock for the dividend period ending on November 14, 2014. The dividend will be payable on November 17, 2014 to holders of record of the Preferred Stock on October 7, 2014. Also on October 9, 2014, the Company announced that it will redeem 6,000 shares of the Preferred Stock on a pro rata basis from holders of record of the Preferred Stock on October 7, 2014. The effective date of the redemption will be November 17, 2014. Giving effect to the dividend to be paid on the same date, the redemption price per share will be $1,000. Following the redemption, 10,000 shares of Preferred Stock will remain outstanding. The Company has requested and received all applicable approvals from regulatory authorities to pay the Preferred Stock dividend and effect the Preferred Stock redemption.

The reduction in the number of outstanding shares of Preferred Stock will, from and after November 15, 2014, reduce the quarterly Preferred Stock dividend accrual from $360,000 to $225,000.

Return on Assets and Equity

Return on average assets (annualized) for the third quarter of 2014 was 1.01%, compared to 4.44% for the third quarter of 2013. Return on average equity (annualized) was 7.89% for the third quarter of 2014, compared to 38.17% for the same period of 2013. Book value per common share at September 30, 2014 was $14.45, compared to $9.47 at September 30, 2013.

Nine Month Period Results

Net Income

Net income was $5.7 million for the nine-month period ended September 30, 2014, a decrease of $2.9 million, or 33.5%, compared to net income of $8.6 million for the nine-month period ended September 30, 2013. The net income available to common shareholders was $4.3 million for the nine-month period ended September 30, 2014, a decrease of $2.7 million, or 39.1%, compared to the net income available to common shareholders of $7.0 million for the same period of 2013. Diluted earnings per common share for the first nine months of 2014 was $0.93, a decrease of $0.72 per share compared to the diluted earnings per common share of $1.65 for the same period in 2013. The decrease in net income for the first nine months of 2014 as compared to the same period of 2013 is due primarily to a $3.5 million increase in income tax expense between the periods. The increase in income tax expense is due to the recapture of the deferred tax asset valuation reserve in the fourth quarter of 2013, which resulted in regular income tax expense being recorded in the first nine months of 2014. Net interest income also decreased $0.3 million due primarily to a change in the mix of assets held between the periods. These decreases in net income were partially offset by a $0.5 million increase in gains on real estate owned and a $0.7 million decrease in other non-interest operating expenses primarily because of decreased legal and other expenses related to non-performing assets.

Net Interest Income

Net interest income was $14.6 million for the first nine months of 2014, a decrease of $0.3 million, or 1.9%, from $14.9 million for the same period of 2013. Interest income was $15.6 million for the nine-month period ended September 30, 2014, a decrease of $2.2 million, or 12.7%, from $17.8 million for the same period of 2013. Interest income decreased between the periods primarily because of a change in the mix of average interest-earning assets held and also because of a decrease in the average yields earned between the periods. While the average interest-earning assets increased $20.4 million between the periods, the average interest-earning assets held in lower yielding cash and investment increased $67.5 million and the amount of average interest-earning assets held in higher yielding loans decreased $47.1 million between the periods. The decrease in the average outstanding loans between the periods was primarily the result of a decrease in the commercial loan portfolio, which occurred primarily because of loan prepayments and non-renewals as a result of the Company’s focus on improving credit quality, decreasing loan concentration, and managing net interest margin. The average yield earned on interest-earning assets was 3.58% for the first nine months of 2014, a decrease of 67 basis points from 4.25% for the same period of 2013. The decrease in average yield is due to the change in the mix of assets held and the continued low short-term interest rate environment that existed during the first nine months of 2014.

Interest expense was $0.9 million for the nine-month period ended September 30, 2014, a decrease of $2.0   million, or 67.8%, from $2.9 million for the same period in 2013. Interest expense decreased primarily because of the change in the mix of the average interest-bearing liabilities held between the periods and also because of a decrease in the average rate. While the average interest-bearing liabilities increased $8.7 million between the periods, the amount held in higher rate borrowings and certificates of deposits decreased $83.7 million and the amount of interest-bearing liabilities held in other lower rate deposit accounts increased $92.4 million between the periods. The decrease in borrowings and certificates of deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and certificates of deposits. The decreased average rates paid were the result of the change in the mix of liabilities held and the low interest rate environment that continued to exist during the first nine months of 2014. The average interest rate paid on interest-bearing liabilities was 0.24% for the first nine months of 2014, a decrease of 51 basis points from the 0.75% average interest rate paid in the first nine months of 2013. Net interest margin (net interest income divided by average interest earning assets) for the first nine months of 2014 was 3.36%, a decrease of 20 basis points, compared to 3.56% for the first nine months of 2013.

Provision for Loan Losses

The provision for loan losses was ($4.8) million for the first nine months of 2014, an increase of $0.1 million, from ($4.9) million for the same nine-month period of 2013. The decrease in the size of the commercial loan portfolio and the continued improvement in the credit quality of the loan portfolio in the first nine months of 2014 and 2013 resulted in lower reserves being required in the allowance for loan losses. The reduction in the allowance for loan losses was the primary reason for the large credits in the provision for loan losses for the first nine months of 2014 and 2013. Total non-performing assets were $13.8 million at September 30, 2014, a decrease of $10.6 million, or 43.3%, from $24.4 million at December 31, 2013. Non-performing loans decreased $7.1 million and foreclosed and repossessed assets decreased $3.5 million during the first nine months of 2014. The non-performing loan and foreclosed and repossessed asset activity for the first nine months of 2014 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
January 1, 2014	$17,496	January 1, 2014	$6,898
Classified as non-performing	3,994	Transferred from non-performing loans	114
Charge offs	(1,159)	Other foreclosures/repossessions	28
Principal payments received	(6,822)	Real estate sold	(4,457)
Classified as accruing	(3,001)	Net gain on sale of assets	1,351
Transferred to real estate owned	(114)	Write downs	(234)
		Other payments received on real estate	(255)
September 30, 2014	$10,394	September 30, 2014	$3,445

The decrease in      non-performing loans during the first nine months of 2014 relates primarily to principal payments received. Of the $6.8 million in principal payments received during the period, $2.5 million was received on a residential development loan as settlement of the outstanding debt, $1.5 million related to the payoff of non-performing single family construction loans as a result of the houses being sold, $1.2 million related to the payoff of two non-performing one-to-four family loans that were refinanced with other financial institutions, $0.6 million related to additional principal payments received from various developers as a result of land or lot sales, and $0.5 million related to the payoff of a non-performing commercial loan.

A reconciliation of the Company’s allowance for loan losses for the nine-month periods ended September 30, 2014 and 2013 is summarized as follows:

	Nine months ended September 30,
(Dollars in thousands)	2014	2013
Balance at January 1,	$11,401	$21,608
Provision	(4,777)	(4,850)
Charge offs:
One-to-four family	(92)	(200)
Consumer	(75)	(475)
Commercial business	(56)	(606)
Commercial real estate	(936)	(911)
Total charge offs	(1,159)	(2,192)
Recoveries	2,458	1,939
Balance at September 30,	$7,923	$16,505

Non-Interest Income and Expense

Non-interest income was $5.6 million for the first nine months of 2014, a decrease of $0.1 million, or 1.4%, from $5.7 million for the same period in 2013. Gain on sales of loans decreased $0.3 million between the periods primarily because of a decrease in single family loan originations due to the decrease in refinance activity in the first nine months of 2014 when compared to the same period of 2013. This decrease was partially offset by an increase of $0.2 million in other income as a result of increased rental income and income from the sale of uninsured investment products.

Non-interest expense was $15.6 million for the first nine months of 2014, a decrease of $1.1 million, or 6.4%, from $16.7 million for the same period in 2013. Other non-interest expense decreased $0.7 million primarily because of decreased legal and other expenses related to non-performing assets. The gain on real estate owned increased $0.5 million primarily because of an increase in the gains recognized on the properties sold. Deposit insurance costs decreased $0.4 million primarily because of a decrease in insurance rates between the periods and data processing costs decreased $0.3 million due to a decrease in hardware and software depreciation expense. These decreases in non-interest expense were partially offset by a $0.7 million increase in compensation and benefits expense between the periods due primarily to increases in salaries and pension related expenses. Occupancy expense also increased $0.1 million due to increases in non-capitalized software costs.

Income tax expense was $3.7 million for the first nine months of 2014, an increase of $3.5 million, from $0.2 million for the same period in 2013. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at September 30, 2013. Since the valuation reserve was established against the entire deferred tax asset balance, no regular income tax expense was recorded for the first nine months of 2013. The income tax expense that was recorded in the first nine months of 2013 related to alternative minimum tax amounts that were due since only a portion of the outstanding net operating loss carry forwards could be used to offset current income under the alternative minimum tax rules. In the fourth quarter of 2013, the valuation reserve against the deferred tax asset was eliminated and regular income tax expense of $3.7 million was recorded in the first nine months of 2014.

Net Income Available to Common Shareholders

The net income available to common shareholders was $4.3 million for the first nine months of 2014, a decrease of $2.7 million from the $7.0 million net income available to common shareholders in the same period of 2013. The net income available to common shareholders decreased primarily because of the decrease in net income between the periods.

On May 15, 2014, the Company paid a dividend of $201.71 per share on the Company’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the Preferred Stock). The amount of the dividend represented all accrued and unpaid dividends on the Preferred Stock for all past dividend periods and for the dividend period ended on May 14, 2014. On May 15, 2014, the Company also redeemed 10,000 shares of outstanding Preferred Stock on a pro rata basis at $1,000 per share. Following the redemption, 16,000 shares of Preferred Stock remained outstanding.

On August 15, 2014, the Company paid a dividend of $22.50 per share on the Company’s outstanding Preferred Stock. The amount of the dividend represented all accrued and unpaid dividends on the Preferred Stock for the dividend period ended on August 14, 2014. The Company did not pay any dividends on or redeem any shares of the Preferred Stock during the nine months ended September 30, 2013.

On October 9, 2014, the Company announced that its Board of Directors declared a dividend of $22.50 per share on the Company’s outstanding Preferred Stock. The amount of the dividend represents all accrued and unpaid dividends on the Preferred Stock for the dividend period ending on November 14, 2014. The dividend will be payable on November 17, 2014 to holders of record of the Preferred Stock on October 7, 2014. Also on October 9, 2014, the Company announced that it will redeem 6,000 shares of the Preferred Stock on a pro rata basis from holders of record of the Preferred Stock on October 7, 2014. The effective date of the redemption will be November 17, 2014. Giving effect to the dividend to be paid on the same date, the redemption price per share will be $1,000. Following the redemption, 10,000 shares of Preferred Stock will remain outstanding. The Company has requested and received all applicable approvals from regulatory authorities to pay the Preferred Stock dividend and effect the Preferred Stock redemption.

The reduction in the number of outstanding shares of Preferred Stock will, from and after November 15, 2014, reduce the quarterly Preferred Stock dividend accrual from $360,000 to $225,000.

Return on Assets and Equity

            Return on average assets (annualized) for the nine-month period ended September 30, 2014 was 1.24%, compared to 1.96% for the same period in 2013. Return on average equity (annualized) was 9.24% for the nine-month period ended September 30, 2014, compared to 18.55% for the same period in 2013.

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office in Marshalltown, Iowa; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount and mix of interest-earning assets; the amount and mix of brokered and other deposits; the availability of alternate funding sources; the payment of dividends by HMN, including those on Preferred Stock; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability to request and pay dividends to HMN and the redemption of any outstanding Preferred Stock, evaluation of any future redemption of any outstanding Preferred Stock and the factors upon which such matter is likely to depend; the ability to remain well capitalized under revised capital rules; and compliance by the Company and the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”), and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC) and Federal Reserve Bank (FRB) and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and Part II, item 1A of its subsequently filed Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands)	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$57,177	120,686
Securities available for sale:
Mortgage-backed and related securities (amortized cost $3,176 and $4,899)	3,361	5,213
Other marketable securities (amortized cost $137,780 and $103,788)	137,180	102,743
	140,541	107,956

Loans held for sale	1,235	1,502
Loans receivable, net	365,572	384,615
Accrued interest receivable	1,786	1,953
Real estate, net	3,445	6,898
Federal Home Loan Bank stock, at cost	777	784
Mortgage servicing rights, net	1,542	1,708
Premises and equipment, net	6,833	6,711
Prepaid expenses and other assets	540	698
Deferred tax asset, net	14,985	15,111
Total assets	$594,433	648,622

Liabilities and Stockholders’ Equity
Deposits	$504,908	553,930
Accrued interest payable	101	146
Customer escrows	1,293	614
Accrued expenses and other liabilities	7,520	8,257
Total liabilities	513,822	562,947
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
authorized 500,000 shares; issued and outstanding shares 16,000 and 26,000	16,000	26,000
Common stock ($.01 par value):
authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,126	51,175
Retained earnings, subject to certain restrictions	76,486	72,211
Accumulated other comprehensive loss	(372)	(674)
Unearned employee stock ownership plan shares	(2,659)	(2,804)
Treasury stock, at cost 4,658,323 and 4,704,313 shares	(59,061)	(60,324)
Total stockholders’ equity	80,611	85,675
Total liabilities and stockholders’ equity	$594,433	648,622

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Interest income:
Loans receivable	$4,669	5,492	14,398	17,023
Securities available for sale:
Mortgage-backed and related	38	66	131	242
Other marketable	378	156	889	443
Cash equivalents	45	12	157	80
Other	1	3	3	51
Total interest income	5,131	5,729	15,578	17,839

Interest expense:
Deposits	297	404	937	1,426
Federal Home Loan Bank advances	0	0	0	1,485
Total interest expense	297	404	937	2,911
Net interest income	4,834	5,325	14,641	14,928
Provision for loan losses	(989)	(4,330)	(4,777)	(4,850)
Net interest income after provision for loan losses	5,823	9,655	19,418	19,778

Non-interest income:
Fees and service charges	903	929	2,627	2,601
Mortgage servicing fees	263	267	787	772
Gain on sales of loans	804	433	1,480	1,813
Other	224	194	710	498
Total non-interest income	2,194	1,823	5,604	5,684

Non-interest expense:
Compensation and benefits	3,193	3,009	9,944	9,188
Gain on real estate owned	(78)	(282)	(1,130)	(607)
Occupancy	896	867	2,654	2,543
Deposit insurance	74	172	328	680
Data processing	240	340	735	1,047
Other	1,100	1,180	3,055	3,799
Total non-interest expense	5,425	5,286	15,586	16,650
Income before income tax expense	2,592	6,192	9,436	8,812
Income tax expense	1,054	158	3,736	238
Net income	$1,538	6,034	5,700	8,574
Preferred stock dividends and discount	(360)	(523)	(1,417)	(1,546)
Net income for common shareholders	1,178	5,511	4,283	7,028
Other comprehensive income (loss), net of tax	(70)	473	302	(1,045)
Comprehensive income attributable to common shareholders	1,108	5,984	4,585	5,983
Basic earnings per common share	$0.29	1.38	1.06	1.76
Diluted earnings per common share	$0.25	1.27	0.93	1.65

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(dollars in thousands, except per share data)	2014	2013	2014	2013
I. OPERATING DATA:
Interest income	$5,131	5,729	15,578	17,839
Interest expense	297	404	937	2,911
Net interest income	4,834	5,325	14,641	14,928

II. AVERAGE BALANCES:
Assets (1)	612,851	539,046	617,057	586,235
Loans receivable, net	362,362	399,591	371,333	417,765
Securities available for sale (1)	137,503	90,499	120,632	91,744
Interest-earning assets (1)	579,119	515,153	581,737	561,353
Interest-bearing liabilities	524,573	468,432	525,491	516,833
Equity (1)	78,171	62,719	82,493	61,790

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.01%	4.44%	1.24%	1.96%
Interest rate spread information:
Average during period	3.29	4.07	3.34	3.50
End of period	3.34	3.80	3.34	3.80
Net interest margin	3.31	4.10	3.36	3.56
Ratio of operating expense to average total assets (annualized)	3.55	3.89	3.38	3.80
Return on average equity (annualized)	7.89	38.17	9.24	18.55
Efficiency	77.20	73.95	76.99	80.78
	September 30,	December 31,	September 30,
	2014	2013	2013
IV. ASSET QUALITY:
Total non-performing assets	$13,839	24,394	31,256
Non-performing assets to total assets	2.33%	3.76%	5.56%
Non-performing loans to total loans receivable, net	2.84	4.55	5.68
Allowance for loan losses	$7,923	11,401	16,505
Allowance for loan losses to total assets	1.33%	1.76%	2.93%
Allowance for loan losses to total loans receivable, net	2.17	2.96	4.20
Allowance for loan losses to non-performing loans	76.23	65.17	73.83

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$14.45	13.49	9.47
	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	Sept 30, 2014	Dec 31, 2013	Sept 30, 2013
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	13.56%	13.21%	11.98%
Average stockholders’ equity to average assets (1)	13.37	10.77	10.54
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	110.70	109.11	108.61
Home Federal Savings Bank regulatory capital ratios:
Tier I or core capital	11.65	12.22	12.71
Risk-based capital to risk-weighted assets	18.09	20.78	19.38
	September 30,	December 31,	September 30,
	2014	2013	2013
VII. EMPLOYEE DATA:
Number of full time equivalent employees	185	185	188

(1)  Average balances were calculated based upon amortized cost without the market value impact of ASC 320.